                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant    [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]      Preliminary proxy statement

[X]      Definitive proxy statement

[ ]      Definitive additional materials

[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          RACING CHAMPIONS CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                   Registrant
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                          RACING CHAMPIONS CORPORATION
                               800 ROOSEVELT ROAD
                             BUILDING C, SUITE 320
[RACING CHAMPIONS LOGO]    GLEN ELLYN, ILLINOIS 60137

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 2000

     The Annual Meeting of Stockholders of Racing Champions Corporation, a Delaware corporation (hereinafter called the Corporation), will be held at Oak Brook Hills, 3500 Midwest Road, Oak Brook, Illinois 60523 on Friday, May 12, 2000, at 11:00 a.m., local time, for the following purposes:

          1. To elect seven directors to serve until the 2001 Annual Meeting of Stockholders.

          2. To ratify the appointment of Arthur Andersen LLP, independent public accountants, as auditors of the Corporation for its fiscal year ending December 31, 2000.

          3. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

By order of the Board of Directors

Glen Ellyn, Illinois
April 7, 2000
                                          CURTIS W. STOELTING,
                                          Secretary

     STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 24, 2000 ARE ENTITLED TO VOTE AT THE MEETING. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                          RACING CHAMPIONS CORPORATION
                              800 ROOSEVELT ROAD,
                             BUILDING C, SUITE 320
[RACING CHAMPIONS LOGO]    GLEN ELLYN, ILLINOIS 60137

          PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Racing Champions Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders of the Corporation to be held at Oak Brook Hills, 3500 Midwest Road, Oak Brook, Illinois 60523 on May 12, 2000 and any adjournments thereof. This proxy material is being mailed on or about April 7, 2000 to stockholders of record at the close of business on March 24, 2000.

     The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the Corporation, the shares represented thereby will be voted in FAVOR of the election of the directors listed in the enclosed proxy and in FAVOR of the ratification of the appointment of Arthur Andersen LLP as the Corporation's auditors for fiscal 2000.

     Stockholders may revoke proxies at any time to the extent they have not been exercised by giving written notice to the Corporation or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. Only stockholders of record at the close of business on March 24, 2000 will be entitled to notice of and to vote at the meeting. On the record date, the Corporation had outstanding 15,469,708 shares of Common Stock entitled to one vote per share.

     A majority of the votes entitled to be cast with respect to each matter submitted to the stockholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the shares represented at the meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement and will not count toward the determination of whether such matters are approved or directors are elected. The Inspector of Election appointed by the Board of Directors will count the votes and ballots.

                             ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. As indicated below, each person nominated by the Board of Directors is an incumbent director. The Corporation anticipates that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

                                                                           DIRECTOR
NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS    AGE     SINCE
----------------------------------------------------------------    ---    --------
ROBERT E. DODS................................................      51       1996
Chief Executive Officer of the Corporation and Chairman of the
Board of Directors since July 1998. President of the Corporation from April 1996 to July 1998. Mr. Dods co-founded Racing
Champions, Inc. ("RCI") in 1989, and served as President of RCI from inception to July 1998, at which time Mr. Dods was
appointed as Chief Executive Officer of RCI.
BOYD L. MEYER.................................................      58       1996
President of the Corporation since July 1998. Executive Vice
President of the Corporation from April 1996 to July 1998. Mr.
Meyer co-founded RCI in 1989, and served as Executive Vice
President of RCI from inception to July 1998, at which time Mr.
Meyer was appointed as President of RCI.
PETER K.K. CHUNG..............................................      46       1996
President of Racing Champions Limited ("RCL") since April 1996.
Mr. Chung formed the predecessors to RCL in 1989 to handle the overseas operating activities of RCI and served as President of such predecessors from inception to April 1996.
AVY H. STEIN..................................................      45       1996
A founder and Managing Director of Willis Stein & Partners, L.P.
Along with Mr. Willis, Mr. Stein is responsible for managing
Willis Stein. Prior to founding Willis Stein & Partners, L.P.,
Mr. Stein served as a Managing Director of Continental Illinois
Venture Corporation from 1989 through 1994. Mr. Stein is a
director of Tremont Corporation and CTN Media Group, Inc.
DANIEL M. GILL................................................      36       1996
A founder and Managing Director of Willis Stein & Partners, L.P.
Prior to founding Willis Stein & Partners, L.P., Mr. Gill served as a Managing Director of Continental Illinois Venture
Corporation from 1989 through 1994.
JOHN S. BAKALAR...............................................      52       1997
Mr. Bakalar is currently a private investor. From May 1993 to
November 1997, Mr. Bakalar was President and Chief Operating
Officer of Rand-McNally, Inc., a printing and publishing
company.
JOHN J. VOSICKY...............................................      51       1997
Executive Vice President and Chief Financial Officer of Comdisco
Inc., a technology services company, since July 1994. Senior
Vice President and Chief Financial Officer of Comdisco Inc. from
November 1985 to July 1994. Mr. Vosicky serves as a director of
Comdisco Inc.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors held three meetings in 1999, and all directors attended at least 75% of the meetings of the Board and the committees thereof of which they were a member.

     The Board's Audit Committee is comprised of Messrs. Gill (Chairman), Bakalar and Vosicky. The Audit Committee is responsible for recommending to the Board the appointment of independent auditors, reviewing the scope of annual audit activities of the auditors, approving the audit fee payable to the auditors and reviewing audit results. The Audit Committee held two meetings in 1999 and all committee members were present at each meeting.

     The Board's Compensation Committee is comprised of Messrs. Stein (Chairman), Dods and Vosicky. The Compensation Committee, in addition to such other duties as may be specified by the Board, reviews and recommends to the Board the compensation structure for the Corporation's officers and other managerial personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, noncash perquisites and other forms of compensation. The Compensation Committee also administers the Corporation's 1996 Key Employees Stock Option Plan and the Racing Champions Corporation Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held one meeting in 1999 and all committee members were present at such meeting.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation or are affiliates of Willis Stein & Partners, L.P. receive no compensation for services as members of either the Board of Directors or committees thereof. Other directors receive an annual retainer of $7,500, payable in cash, and receive a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Such fees for attendance at Board meetings and committee meetings may not exceed $1,000 per day. In October 1999, the Corporation issued 8,000 stock options to Mr. Bakalar and 5,000 stock options to Mr. Vosicky, the Company's outside directors, at an exercise price of $5.00 per share. These options were issued in lieu of certain retainer and meeting fees.

EXECUTIVE OFFICERS

     The following table sets forth the name, age, current position and principal occupation and employment during the past five years of the executive officers of the Corporation who are not directors:

NAME                      AGE      CURRENT POSITION                   OTHER POSITIONS
----                      ---      ----------------                   ---------------
Curtis W. Stoelting.....  40    Executive Vice          Vice President -- Finance and Operations
                                President -- Finance    and Secretary from April 1996 to July 1998
                                and Operations and      and Vice President-Finance and Operations
                                Secretary since July    of RCI from 1994 to July 1998, at which
                                1998                    time Mr. Stoelting was appointed Executive
                                                        Vice President -- Finance and Operations of
                                                        RCI. Prior to joining RCI, Mr. Stoelting
                                                        was employed for 12 years by Arthur
                                                        Andersen LLP in Chicago, most recently as a
                                                        Senior Manager.
Peter J. Henseler.......  41    Executive Vice          Senior Vice President-Sales and Marketing
                                President -- Sales and  from July 1998 to March 1999. Vice
                                Marketing since March   President -- Marketing from April 1996 to
                                1999                    July 1998. Vice President -- Marketing of
                                                        RCI from March 1996 to July 1998. Senior
                                                        Vice President -- Sales and Marketing of
                                                        RCI from July 1998 to March 1999, and
                                                        Executive Vice President -- Sales and
                                                        Marketing of RCI from March 1999 to the
                                                        present. Prior to joining RCI, Mr. Henseler
                                                        was a director of marketing for McDonald's
                                                        Corporation since 1989.
M. Kevin Camp...........  42    Senior Vice             Vice President -- Licensing and Assistant
                                President -- Licensing  Secretary from April 1996 to March 1999.
                                since March 1999        Vice President-Licensing of RCI from 1994
                                                        to March 1999, at which time Mr. Camp was
                                                        appointed Senior Vice
                                                        President -- Licensing of RCI.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 15, 2000 by (i) each director and named executive officer (as defined below), (ii) all directors and executive officers as a group, and (iii) each person or other entity known by the Corporation to beneficially own more than 5% of the outstanding Common Stock.

     The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of January 15, 2000 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                 SHARES OF       PERCENT OF
                                                                   COMMON          COMMON
                                                                   STOCK           STOCK
                                                                BENEFICIALLY    BENEFICIALLY
NAME                                                               OWNED           OWNED
----                                                            ------------    ------------
Robert E. Dods..............................................     1,288,701           8.3%
Boyd L. Meyer(1)............................................     1,348,700           8.6
Daniel M. Gill(2)...........................................     2,381,249          15.3
Peter K.K. Chung(3).........................................     1,303,701           8.3
Avy H. Stein(4).............................................     2,381,249          15.3
John S. Bakalar(5)..........................................        30,000         *
John J. Vosicky(6)..........................................        30,000         *
Curtis W. Stoelting(7)......................................       189,890           1.2
Peter J. Henseler(8)........................................        68,354         *
Willis Stein & Partners, L.P.(9)............................     2,381,249          15.3
All directors and executive officers as a group (10
  persons)(10)..............................................     6,708,949          42.4

---------------

  *  Denotes less than 1%.

 (1) Includes 353,798 shares of Common Stock held by the Meyer Family Limited Partnership, for which Mr. Meyer serves as a general partner and shares voting and investment power with members of his immediate family who are the other general partners.

 (2) Represents shares of Common Stock held by Willis Stein & Partners, L.P. Mr. Gill may be deemed to beneficially own the shares of Common Stock owned by Willis Stein by virtue of his status as a Founding Member of Willis Stein & Partners, L.L.C., the general partner of Willis Stein & Partners, L.P.

 (3) Represents shares of Common Stock held by a corporation controlled by Mr. Chung.

 (4) Represents shares of Common Stock held by Willis Stein & Partners, L.P. Mr. Stein may be deemed to beneficially own the shares of Common Stock owned by Willis Stein by virtue of his status as a Founding Member of Willis Stein & Partners, L.L.C., the general partner of Willis Stein & Partners, L.P.

 (5) Includes 10,000 shares of Common Stock subject to stock options.

 (6) Includes 10,000 shares of Common Stock subject to stock options.

 (7) Includes 81,325 shares of Common Stock subject to stock options.

 (8) Includes 48,641 shares of Common Stock subject to stock options.

 (9) The general partner of Willis Stein & Partners, L.P. is Willis Stein & Partners, L.L.C., a Delaware limited liability company, of which John R. Willis, Avy H. Stein, Daniel M. Gill, Beth F. Johnston, and Daniel H. Blumenthal are the Founding Members. Each such person may, through Willis Stein & Partners, L.L.C., be deemed to share the power to direct the voting and disposition of all of the

     Common Stock held by Willis Stein & Partners, L.P. The address of Willis Stein & Partners, L.P. is 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606.

(10) Includes (i) 353,798 shares of Common Stock held by the Meyer Family Limited Partnership, for which Mr. Meyer serves as a general partner and shares voting and investment power with members of his immediate family who are the other general partners, (ii) 1,303,701 shares of Common Stock held by a corporation controlled by Mr. Chung, (iii) 2,381,249 shares of Common Stock for which Messrs. Gill and Stein share voting and investment power (Messrs. Gill and Stein disclaim beneficial ownership in such shares of Common Stock) and (iv) 198,607 shares of Common Stock subject to stock options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of the Corporation's equity securities on Form 4 or 5. The rules promulgated by the Commission under section 16(a) of the Exchange Act require those persons to furnish the Corporation with copies of all reports filed with the Commission pursuant to section 16(a). Based solely upon a review of such forms actually furnished to the Corporation, and written representations of certain of the Corporation's directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% stockholders have filed with the Commission on a timely basis all reports required to be filed under section 16(a) of the Exchange Act, except that Boyd
L. Meyer and John J. Vosicky each filed a Form 4 in December 1999 to report transactions made at the end of October 1999.

                               PERFORMANCE GRAPH

     The chart below shows a comparison of the cumulative return since June 12, 1997 had $100 been invested at the close of business on June 11, 1997 in each of the Common Stock, the Nasdaq Composite Index (all issuers), and a peer group constructed by the Corporation comprised of the following publicly traded producers and distributors of collectibles or die cast vehicle replicas: Action Performance Companies, Inc., Department 56, Inc., Empire of Carolina, Enesco Group, Inc., Hasbro, Inc., Marvel Enterprises Inc., Mattel Inc., Play by Play Toys & Novelties Inc., Russ Berrie & Co. Inc., and Zindart Limited (the "Peer Group").

CUMULATIVE TOTAL RETURN COMPARISON*
THE CORPORATION VERSUS PUBLISHED INDICES (NASDAQ COMPOSITE INDEX AND THE PEER GROUP)

                                    [GRAPH]

                                                             6/11/97    12/31/97    12/31/98    12/31/99
                                                             -------    --------    --------    --------
Racing Champions**.......................................      100         49          85          28
Nasdaq Composite Index...................................      100        112         158         287
The Peer Group...........................................      100        117          95          61

---------------
 * Total return assumes reinvestment of dividends.

** The closing price of the Common Stock on June 11, 1997 was $15.75, the closing price on December 31, 1997 was $7.75, the closing price on December 31, 1998 was $13.38, and the closing price on December 31, 1999 was $4.44.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Corporation's Compensation Committee, which is comprised of three members of the Board of Directors, is responsible for considering and approving compensation arrangements for the Corporation's senior management, including executive officers. The objectives of the Compensation Committee in establishing compensation arrangements for senior management are to: (i) attract and retain key executives who are important to the continued success of the Corporation; and (ii) provide strong financial incentives, at reasonable cost to the stockholders, for senior management to enhance stockholder value.

     The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) stock options.

     Base Salaries. The base salaries of the Corporation's executive officers have been set by their respective employment agreements. Each of the employment agreements provides that the Corporation may increase the executive officer's base salary throughout the term or any renewal term of the agreement. During 1999, each executive officer received the minimum base salary set forth in their respective employment agreements. In the future, the Compensation Committee will consider appropriate increases in the base salaries of the Corporation's executive officers based on individual performance and comparative industry compensation levels.

     Incentive Bonuses. The Corporation grants annual bonuses to certain of its executive officers and key employees. The purpose of the Corporation's bonus program is to provide incentive compensation in a form which relates the financial reward to an increase in the value of the Corporation to its stockholders. The Corporation paid special bonuses to Messrs. Chung, Dods and Meyer for their efforts relating to the Corporation's acquisition and subsequent integration of The Ertl Company, Inc. into the Corporation and also paid bonuses to its other executive officers after the first quarter of fiscal 1999 based on the Corporation's first quarter fiscal 1999 performance. The Corporation did not pay any other bonuses to its executive officers based on fiscal 1999 performance.

     Stock Incentive Plan. In 1997, the Corporation established the Incentive Plan. The Incentive Plan authorizes the Compensation Committee to grant stock options to officers and other key employees. In March and October 1999, the Compensation Committee granted options to purchase Common Stock to the named executive officers as shown in the Summary Compensation Table.

     Compensation of the Chief Executive Officer. During 1999, Mr. Dods received a base salary as provided in his employment agreement. Mr. Dods does not participate in the Corporation's bonus program, but he did receive a special bonus as shown in the Summary Compensation Table for his efforts relating to the Corporation's acquisition and subsequent integration of The Ertl Company, Inc. into the Corporation. Mr. Dods was not awarded any stock options under the Incentive Plan in 1999.

                                          COMPENSATION COMMITTEE:
                                          Avy H. Stein (Chairman)
                                          Robert E. Dods
                                          John J. Vosicky

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The table which follows sets forth certain information for the years indicated below concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers in fiscal 1999 (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                 ANNUAL COMPENSATION         COMPENSATION
                                             ----------------------------    ------------
                                                                              SECURITIES
                                                                              UNDERLYING      ALL OTHER
       NAME AND PRINCIPAL POSITION                    SALARY     BONUS(1)     OPTIONS(#)     COMPENSATION
       ---------------------------                    ------     --------     ----------     ------------
Robert E. Dods, Chief Executive Officer
  and Chairman of the Board of
  Directors..............................    1999    $500,000    $275,000       --              $--
                                             1998     500,000       --          --              --
                                             1997     500,000       --          --              --
Boyd L. Meyer, President.................    1999     500,000     275,000       --              --
                                             1998     500,000       --          --              --
                                             1997     500,000       --          --              --
Peter K.K. Chung, President of Racing
  Champions Limited......................    1999     500,000     275,000       --              --
                                             1998     500,000       --          --              --
                                             1997     500,000       --          --              --
Curtis W. Stoelting, Executive Vice
  President -- Finance and Operations and
  Secretary..............................    1999     205,044      20,188       33,000           6,049(2)
                                             1998     182,692     261,847       11,440           7,214(2)
                                             1997     150,000     261,615       33,653           5,943(2)
Peter J. Henseler, Executive Vice
  President -- Sales and Marketing.......    1999     159,018      20,188       33,000           6,242(3)
                                             1998     141,349     226,934        8,580           8,213(3)
                                             1997     125,000     183,957       25,338           7,963(3)

---------------
(1) Consists of special bonuses paid to Messrs. Dods, Meyer and Chung in 1999 for their efforts relating to the Corporation's acquisition and subsequent integration of The Ertl Company, Inc. into the Corporation and amounts paid to Messrs. Stoelting and Henseler pursuant to the Corporation's bonus program.

(2) For 1997, consists of $1,193 of premiums paid by the Corporation for term life insurance under which Mr. Stoelting is the beneficiary and $4,750 of matching contributions under the Racing Champions Savings Plan. For 1998, consists of premiums of $2,214 paid by the Corporation for term life insurance under which Mr. Stoelting is the beneficiary and $5,000 of matching contributions under the Racing Champions Savings Plan. For 1999, consists of premiums of $1,049 paid by the Corporation for term life insurance under which Mr. Stoelting is the beneficiary and $5,000 of matching contributions under the Racing Champions Savings Plan.

(3) For 1997, consists of $3,213 of premiums paid by the Corporation for term life insurance under which Mr. Henseler is the beneficiary and $4,750 of matching contributions under the Racing Champions Savings Plan. For 1998, consists of $3,213 of premiums paid by the Corporation for term life insurance under which Mr. Henseler is the beneficiary and $5,000 of matching contributions under the Racing Champions Savings Plan. For 1999, consists of $1,242 of premiums paid by the Corporation for term life insurance under which Mr. Henseler is the beneficiary and $5,000 of matching contributions under the Racing Champions Savings Plan.

STOCK OPTIONS

     The following table provides certain information regarding stock options granted to the named executive officers of the Corporation during the year ended December 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                          NUMBER OF       % OF TOTAL                                                STOCK PRICE
                          SECURITIES     OPTIONS/SARS                                            APPRECIATION FOR
                          UNDERLYING      GRANTED TO                                             OPTION TERM($)(3)
                         OPTIONS/SARS    EMPLOYEES IN    EXERCISE PRICE       EXPIRATION       ---------------------
        NAME              GRANTED(#)     FISCAL YEAR         ($/SH)              DATE             5%          10%
        ----             ------------    ------------    --------------       ----------          --          ---
Curtis W.
  Stoelting..........       13,000(1)        3.81            10.94           March 24, 2009     89,441      226,662
                            20,000(2)        5.86             5.00         October 21, 2009     62,889      159,374
Peter J. Henseler....       13,000(1)        3.81            10.94           March 24, 2009     89,441      226,662
                            20,000(2)        5.86             5.00         October 21, 2009     62,889      159,374

---------------
(1) Options with respect to 20% of the underlying shares become exercisable on March 24 of each year from 2000 to 2004.

(2) Options with respect to 20% of the underlying shares become exercisable on October 21 of each year from 2000 to 2004.

(3) The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Common Stock.

     FISCAL YEAR-END OPTION VALUES. The following table provides certain information regarding the value of unexercised options held by the named executive officers at December 31, 1999. No named executive officer exercised any options during the year ended December 31, 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SECURITIES UNDERLYING
                                            UNEXERCISED OPTIONS AT FISCAL     VALUE OF UNEXERCISED IN-THE-MONEY
                                                      YEAR-END                   OPTIONS AT FISCAL YEAR-END
                 NAME                         EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE(1)
                 ----                      -------------------------------    ---------------------------------
Curtis W. Stoelting....................             79,037/82,063                     $214,655/143,105
Peter J. Henseler......................             46,925/61,496                       107,328/71,550

---------------
(1) Calculated based on closing sale price of $4.44 per share on December 31, 1999.

EMPLOYMENT AGREEMENTS

     On April 30, 1999 the Corporation entered into separate employment agreements with Messrs. Dods and Meyer and Racing Champions Limited entered into an employment agreement with Mr. Chung. The Employment Agreements with Messrs. Dods, Meyer and Chung each have a term of three years. Pursuant to the Employment Agreements, Messrs. Dods, Meyer and Chung each will receive base salaries of $500,000. The Employment Agreements with Messrs. Dods, Meyer and Chung also provide that the executive officer is eligible to participate in any medical, health, dental, disability and life insurance policy that are in effect for the other two most senior executives of the Corporation. Pursuant to the Employment Agreements, each executive officer has agreed not to compete with the Corporation during employment and for a period of two years following termination of employment and has agreed to maintain the confidentiality of the Corporation's proprietary information and trade secrets. The Employment Agreements provide that if the executive officer's employment is terminated by the Corporation without "cause" or by the executive officer for "good reason," the executive officer will be entitled to continuation of his then effective base salary for a period equal to the greater of (i) one year, or (ii) the remaining term of the Employment Agreement.

     The Corporation has entered into separate employment agreements with Messrs. Stoelting and Henseler which terminate on April 30, 2001. Pursuant to the Employment Agreements, Messrs. Stoelting and Henseler will each receive base salaries of $200,000, and are entitled to participate in the Corporation's bonus program and the Incentive Plan. The Employment Agreements with Messrs. Stoelting and Henseler provide that the executive officer is eligible to participate in any medical, health, dental, disability and life insurance policy that are in effect for other senior management of the Corporation excluding Messrs. Dods, Meyer and Chung. Pursuant to the Employment Agreements, each executive officer has agreed not to compete with the Corporation during employment and for a period of two years following termination of employment and has agreed to maintain the confidentiality of the Corporation's proprietary information and trade secrets. The Employment Agreements provide that if the executive officer's employment is terminated by the Corporation without "cause" or by the executive for "good reason," the executive officer will be entitled to continuation of his then effective base salary for two years following the date of termination, provided, however, that if such termination occurs with respect to Mr. Stoelting's employment at any time after a "change in control" with respect to the Corporation, Mr. Stoelting will be entitled to continuation of his then effective base salary for three years following the date of termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation leased warehouse space from D. W. Realty, Inc., a corporation wholly owned by William L. Dods, brother of Robert E. Dods, Chief Executive Officer and Chairman of the Board of Directors of the Corporation. The amount of the lease payments for the year ended December 31, 1999 was $95,640. The Corporation believes that the terms of this lease were no less favorable to the Corporation than could have been obtained from an unaffiliated third party. The Corporation terminated this lease on January 31, 2000.

     Eric Meyer, son of Boyd L. Meyer, President and a director of the Corporation, is a principal of Reicher-Goerdt-Meyer Sales and Marketing, Inc. ("Reicher Goerdt"), one of the Corporation's external sales representative organizations. For year ended December 31, 1999, Eric Meyer was allocated approximately $166,882 of the sales commissions paid by the Corporation to Reicher Goerdt. The Corporation pays sales commissions to Reicher Goerdt at the same rate and on no more favorable terms than for the Corporation's other sales representative organizations.

     James Chung, brother of Peter K.K. Chung, President of Racing Champions Limited and a director of the Corporation, owns 70% of one of the Corporation's dedicated manufacturers. For the year ended December 31, 1999, the Corporation paid $5.9 million to this manufacturer for the purchase of die cast vehicle replicas. The Corporation expects to continue to make purchases from this manufacturer during fiscal 2000. The Corporation believes that the terms for the purchase of products from this manufacturer are no less favorable to the Corporation then could have been obtained from an unaffiliated party.

                                    AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP to be the Corporation's auditors for the 2000 fiscal year. Although this appointment is not required to be submitted to a vote of stockholders, the Corporation believes it appropriate as a matter of policy to request that the stockholders ratify the appointment. If stockholder ratification is not received, the Board of Directors may reconsider the appointment. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE PURPOSE OF AUDITING THE FINANCIAL STATEMENTS OF THE CORPORATION FOR FISCAL 2000.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                            COMMISSION ON FORM 10-K

     The Corporation is required to file an annual report, called a Form 10-K, with the Commission. A copy of Form 10-K for the fiscal year ended December 31, 1999 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written requests should be directed to Jody L. Taylor, Vice President-Finance, Racing Champions Corporation, 800 Roosevelt Road, Building C, Suite 320, Glen Ellyn, Illinois 60137.

                             STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at the Corporation's principal offices in Glen Ellyn, Illinois no later than December 8, 2000 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after February 10, 2001 and the Corporation will not be required to present any such proposal at the 2001 Annual Meeting of Stockholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

                                 OTHER MATTERS

     The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          RACING CHAMPIONS CORPORATION

                                          Curtis W. Stoelting, Secretary

Glen Ellyn, Illinois
April 7, 2000

                                    PROXY
                          RACING CHAMPIONS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert E. Dods and Curtis W. Stoelting, or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Racing Champions Corporation to be held on May 12, 2000 at 11:00 a.m., local time, at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, IL 60523, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

1.       ELECTION OF DIRECTORS (terms expiring at the 2001 Annual Meeting)

         [ ]    FOR all nominees listed below    [ ]    WITHHOLD AUTHORITY
                (except as marked to the                to vote for all nominees
                contrary below)                         listed below

         NOMINEES:  (1) ROBERT E. DODS, (2) BOYD L. MEYER, (3) PETER K.K. CHUNG,
         (4) AVY H. STEIN, (5) DANIEL M. GILL, (6) JOHN S. BAKALAR AND (7) JOHN
         J. VOSICKY


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number of the nominee(s) on the space provided below.)

------------------------------------------------------------------------

2. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR RACING CHAMPIONS CORPORATION FOR THE YEAR ENDING DECEMBER 31, 2000.

                  FOR      [ ]      AGAINST     [ ]        ABSTAIN       [ ]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                           (continued on reverse side)

PROXY NO.                           NO. OF SHARES

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINEES AS DIRECTORS AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

                                         DATED:
                                               ------------------------------

                                         ------------------------------------
                                         (SIGNATURE OF STOCKHOLDER)

                                         ------------------------------------
                                         (SIGNATURE IF JOINTLY HELD)

                                         If signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please add your full title as such. If
                                         shares are held by two or more persons,
                                         all holders must sign the Proxy.


















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